FOR IMMEDIATE RELEASE		Exhibit 99.1
Lear Contacts:
Alicia Davis
(248) 447-1781

Joel Elsesser
(248) 447-5512

Lear Revises Full Year 2019 Outlook and Reports Preliminary Second Quarter 2019 Results

SOUTHFIELD, Michigan, July 16, 2019 — Lear Corporation (NYSE: LEA), a global automotive technology leader in seating and electrical and electronic systems, today announced that it has revised its full year 2019 financial outlook and reported preliminary second quarter 2019 results.

The Company indicated that its financial results in the first half of 2019 were negatively impacted by continued declines in industry production volumes and other macroeconomic headwinds, including continued weakening of global currencies against the U.S. dollar.

“Previously, we indicated that we anticipated an increase in industry production volumes in the second half of the year and an associated improvement in sales and earnings. We now believe general macroeconomic and industry factors will continue to put pressure on sales and earnings throughout the remainder of 2019,” said Ray Scott, Lear’s President and Chief Executive Officer. “We are aggressively responding to the current environment. We have already undertaken significant restructuring actions and are currently developing a comprehensive operational and organizational plan designed to further reduce costs and improve profitability. We intend to increase our 2019 restructuring program to $200 million. The additional $60 million in restructuring cost is intended to reduce capacity, improve our manufacturing footprint and organizational efficiency, and position our business for continued success in the future. We look forward to providing additional detail on our restructuring program and our operational and organizational plans more broadly on our second quarter earnings call later this month.”

Revised Full Year 2019 Financial Outlook

	Current Outlook	Prior Outlook
Net Sales	$19.8 - $20.3 billion	$20.9 - $21.7 billion
Core Operating Earnings	$1,350 - $1,450 million	$1,600 - $1,700 million
Adjusted EBITDA	$1,870 - $1,970 million	$2,120 - $2,220 million
Interest Expense	≈$100 million	≈$100 million
Other Expense	≈$30 million	≈$30 million

Equity Earnings	≈$20 million	≈$30 million
Effective Tax Rate	22% - 23%	22% - 23%
Non-Controlling Interest	≈$75 million	≈$85 million
Adjusted Net Income	$885 - $965 million	$1,080 - $1,170 million
Restructuring Costs	≈$200 million	≈$140 million
Capital Spending	≈$650 million	≈$700 million
Free Cash Flow	$675 - $775 million	$850 - $950 million

The assumptions underlying Lear’s current 2019 financial outlook are derived from several sources, including internal estimates, customer production schedules, and the most recent IHS production estimates for Lear’s vehicle platforms. The 2019 outlook assumes an average full year exchange rate of $1.12 for the Euro and 6.85 RMB/$.

At the midpoint of Lear’s current 2019 outlook, sales are expected to be $20.1 billion, down 5% from 2018. Excluding the impact of foreign exchange and acquisitions, sales are expected to be down 2% year over year, reflecting lower production on key Lear platforms, partially offset by the addition of new business.

Core operating earnings at the midpoint of Lear’s current 2019 outlook are expected to be approximately 7.0% of sales compared to 8.3% of sales in 2018. The margin decline results primarily from the decrease in sales, which is partially offset by favorable operating performance. Adjusted margins in the Seating segment are expected to be approximately 8.0%. Adjusted margins in the E-Systems segment are expected to be in the mid-8% range, including the impact of the Xevo acquisition.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Preliminary Second Quarter 2019 Results

Lear expects second quarter sales to be approximately $5.0 billion, down 10% from 2018 (down 7% excluding the impact of foreign exchange and acquisitions), and core operating earnings to be approximately 7.0% of sales. Adjusted margins in Lear’s Seating and E-Systems segments are expected to be approximately 8.2% and 8.0% (including the impact of the Xevo acquisition), respectively.

The Seating division performed well in the quarter against a challenging macroeconomic backdrop, with second quarter margins expected to exceed first quarter margins by approximately 60 basis points. As anticipated and communicated on Lear’s first quarter earnings call, E-Systems’ margins in the second quarter were lower than in the first quarter due primarily to lower volumes on key programs. Incremental investments, including the decision to execute certain strategic commercial agreements that support growth, also affected segment margins.

In the second quarter of 2019, Lear expects free cash flow(1) to be approximately $265 million and share repurchases to total approximately $160 million.

Second quarter 2019 financial results described in this release are preliminary and therefore subject to Lear’s completion of customary quarterly closing and review procedures. Accordingly, these preliminary results may change, and any changes may be material. Lear will release complete financial results for the second quarter 2019 on July 26, 2019.

(1) For more information on Lear’s non-GAAP financial measures, see “Non-GAAP Financial Information” below.

Second Quarter Conference Call and Webcast Information

A conference call and webcast will be held to discuss Lear’s second quarter financial results and related matters on July 26, 2019, at 8:30 a.m. EDT. The webcast link for the conference call will be available through Lear’s investor relations webpage at lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international) with Conference I.D. 4646647. The webcast replay will be available two hours following the call.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “pretax income before equity income, interest, other expense, depreciation expense, amortization of intangible assets, restructuring costs and other special items” (adjusted EBITDA), “adjusted net income attributable to Lear” (adjusted net income), “tax expense excluding the impact of restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, losses on the extinguishment of debt, gains and losses on the disposal of fixed assets and the non-service cost components of net periodic benefit cost. Adjusted net income represents net income attributable to Lear adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted EBITDA, adjusted net income and tax expense excluding the impact of restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted EBITDA, adjusted net income, tax expense excluding the impact of restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The Company enters into contracts with its customers to provide production parts generally at the beginning of a vehicle’s life cycle. Typically, these contracts do not provide for a specified quantity of production, and many of these contracts may be terminated by the Company’s customers at any time. Therefore, these contracts do not represent firm orders. Further, the calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear

Lear is a global automotive technology leader in seating and electrical and electronic systems. Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 161,000 employees located in 39 countries. Lear is recognized as one of the World’s Most Admired Companies by Fortune and currently ranks #147 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com, or follow us on Twitter @LearCorporation. Lear is where passion drives possibilities.

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